Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2009 Second Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--July 29, 2009--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the first six months and second quarter of fiscal 2009, which are somewhat better than the preannouncement of earnings had projected. Net income (loss) was $202,000 or $0.03 per basic share and ($704,000) or ($0.10) per basic share, for the first half and second quarter of 2009, compared to $2.5 million or $0.39 and $964,000 or $0.15 per basic share, for the first half and second quarter of 2008. The provision for loan losses rose 384.2% from $1.2 million at June 30, 2008 to $6.0 million at June 30, 2009 due to the 58.5% increase in the allowance for loan losses from $8.4 million at June 30, 2008 to $13.3 million at June 30, 2009 and approximately $2.3 million in net chargeoffs recognized in the first half of 2009. Loan growth, increased levels of past due loans and nonperforming assets, and further deterioration of our local economy led us to increase our allowance for loan losses to 1.85% of gross loans at June 30, 2009 as compared to 1.31% as of June 30, 2008.

For the three months and six months ended June 30, 2009, annualized return on average equity was (4.15%) and 0.59%, respectively, compared to 6.30% and 7.90%, respectively, for the same periods in 2008. For the three months and six months ended June 30, 2009, annualized return on average assets was (0.30%) and 0.04%, respectively, compared to 0.49% and 0.65%, respectively, for the same periods in 2008. We increased the level of dividends paid to our shareholders from the $0.08 per share that was paid in the second quarter of 2008 to $0.085 per share paid in the second quarter of fiscal year 2009, an increase of 6%. Due to reduced earnings in the second quarter of 2009 the dividend to be paid in the third quarter will be cut to $0.04 per share.

Net interest margin year-to-date annualized as of June 30, 2009 of 3.19% fell 25 basis points compared to 3.44% as of June 30, 2008. Quarter-to-date annualized net interest margin as of June 30, 2009 has increased 18 basis points to 3.28% compared to 3.10% at March 31, 2009, and decreased 10 basis points as compared to 3.38% at June 30, 2008. Total interest income for the quarter ended June 30, 2009 declined 2.4% compared to the second quarter of 2008 despite growth in quarterly average earning assets of 19.3% over the past year. The cost of funding our assets decreased 131 basis points as our year-to-date annualized cost of paying liabilities went from 3.81% as of June 30, 2008 to 2.50% as of June 30, 2009 and decreased 16 basis points from 2.66% at March 31, 2009. Interest expense decreased 22.6% and 18.2% for the second quarter and six months ended June 30, 2009, respectively, as compared to the same respective periods of 2008. Our net interest income after the provision for loan losses for the second quarter and six months ended June 30, 2009 decreased 44.5% and 28.3%, respectively, compared to the same periods of 2008. Operating expenses increased 13.3% and 14.1% for the second quarter and six months ended June 30, 2009, respectively, as compared to the same periods of 2008, primarily due to the 73.1% rise in professional and legal fees from $728,000 at June 30, 2008 to $1.3 million at June 30, 2009, 560.6% increase in FDIC insurance assessments from $109,000 at June 30, 2008 to $720,000 at June 30, 2009, and a 10.0% increase in facilities and equipment costs from $1.2 million at June 30, 2008 to $1.4 million at June 30, 2009. These increased costs primarily related to adding three branches, merger related expenses, exploring capital expansion, and changes in the banking environment brought on by the recession.

Our balance sheet growth continued in the second quarter of 2009. Total assets of $943.7 million at June 30, 2009 increased 9.7% and 2.0%, respectively, compared to $860.2 million at June 30, 2008 and $924.8 million at December 31, 2008. Net loans of $705.2 million at June 30, 2009 increased 11.6% and 4.9%, respectively, compared to $631.9 million at June 30, 2008 and $672.0 million at December 31, 2008. Total deposits of $738.3 million at June 30, 2009 increased 14.1% and 2.2%, respectively, from $647.0 million at June 30, 2008 and $722.7 million at December 31, 2008. Shareholders' equity was $66.0 million at June 30, 2009, an increase of 2.0% over $64.7 million at June 30, 2008. Book value per share at June 30, 2009 was $9.39 as compared to $9.42 at June 30, 2008 and $9.63 at December 31, 2008. Shareholders' equity as a percentage of total assets was 7.0% at June 30, 2009 as compared to 7.53% at June 30, 2008 and 7.18% at December 31, 2008. During the second quarter of 2009, $7.8 million of subordinated debt, which qualifies as Tier 2 capital, was issued in a private offering.

With $943.7 million in total assets as of June 30, 2009, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer